Exhibit 99.4

Non-Employee Director Compensation

The amended non-employee director equity compensation program provides that for any new director added to the Board after the date of this amendment, each director will receive an initial grant of 7,000 stock options and 1,000 restricted stock units, pro-rated from the date of appointment to the date of the next annual meeting. These initial stock options and initial restricted stock units will vest over the next year. The stock options will be granted at an exercise price equal to the current fair market value of our common stock. The restricted stock units will only be settled, to the extent vested, by issuance of one share of our common stock for each unit, upon the termination of the director’s service to the Company. Both the stock options and the restricted stock units will become vested (and settled to the extent applicable) upon the occurrence of a change of control of the Company.

In addition, as a result of this amendment to the Company’s non-employee director equity compensation program, each non-employee directors will also receive, on an annual basis, 7,000 stock options and 1,000 restricted stock units. The terms and conditions of these annual awards are identical to the initial awards described above vesting 1/12 each month, and become fully vested one year after grant. The Form of Non-employee Director Stock Option Agreement and Restricted Stock Unit

All non-employee directors will continue to receive the following cash compensation for service on the Board:

Annual Retainer:
Board Member	$50,000
Committee Member	$62,500
Committee Chair	$75,000

Presiding Director (If the Presiding Director is not a Committee Chair)	$75,000

Presiding Director (If the Presiding Director is a Committee Chair)	$87,500

Payments are made in advance on a quarterly basis on or about January 1, April 1, July 1, and October 1. On each payment date, each director shall receive 25% of the single highest Annual Retainer applicable for his or her status as reflected in the table above. Appropriate adjustments are made to reflect partial quarter service and a director’s change in status.

The Company reimburses all non-employee directors for expenses incurred to attend meetings of the Board or its committees, promptly after such expense is incurred.